                                                                    EXHIBIT 99.1

                    Union Planters Corporation Press Release
            dated October 21, 1999, announcing operating results for
               the three and nine months ended September 30, 1999

OCTOBER 21, 1999

       UNION PLANTERS CORPORATION ANNOUNCES RECORD QUARTERLY NET EARNINGS

                    CASH OPERATING EARNINGS PER SHARE UP 28%

         Memphis, TN -- Union Planters Corporation (NYSE: UPC) announced record third quarter 1999 net earnings of $109.5 million compared to $14.2 million for the third quarter of 1998. Diluted earnings per share were $.76 compared to $.10 for the same period in 1998. Results for the prior year were reduced by merger-related charges. Net earnings for the current quarter represented returns on average assets and average common equity of 1.31% and 14.43%, respectively.

         Cash operating earnings were $125.0 million, or $.86 per diluted share, for the third quarter of 1999 compared to $95.5 million, or $.67 per diluted share, for the third quarter of 1998. This represents an increase of 28% on a per share basis. Cash operating earnings for the third quarter of 1999 represented returns on average assets and average common equity of 1.50% and 16.48%, respectively. On an average tangible assets and average tangible common equity basis, cash operating earnings represented returns of 1.54% and 24.00% respectively.

         Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer said. "We are pleased to report another consecutive quarter of higher operating earnings. We are beginning to see the reward for our efforts in integrating recent acquisitions and repositioning the organization through training and technology to offer a broad list of financial products and services."

         For the nine months ended September 30, 1999, net earnings were $312.6 million compared to $198.0 million for the same period in 1998. Diluted earnings per common share for the nine months ended September 30, 1999 were $2.16 compared to $1.39 for the same period in 1998. Cash operating earnings for the nine months ended September 30, 1999 were $334.1 million, or $2.31 per diluted common share, which compared to $297.8 million, or $2.09 per diluted common share for the same period in 1998.

         During the third quarter of 1999, the Corporation's lead bank completed the previously announced acquisition of Republic Banking Corporation of Florida, the parent company of Republic National Bank of Miami. "The Republic acquisition gives us the third largest deposit market share in the Miami MSA. Florida is now Union Planters' second largest presence behind Tennessee," said Ben Rawlins.

         Net interest income for the third quarter of 1999 was $328.2 million, an increase of $25.5 million over the same period in 1998 and up $16.6 million from the second quarter of 1999. The net interest margin for the third quarter of 1999 was 4.49% compared to 4.31% and 4.35%, respectively, for the third quarter of 1998 and second quarter of 1999. Average loans, excluding FHA/VA loans, increased 5.5% for the third quarter of 1999 compared to the same period a year ago.

         The provision for losses on loans for the third quarter of 1999 was $20.4 million, down $30.9 million from the same period in 1998 and up $2.6 million from the second quarter of 1999. The decrease year over year is attributable primarily to the sale of the credit card portfolio in the fourth quarter of 1998 and to lower provisions by recently acquired institutions. Net charge-offs for the third quarter of 1999 were $23.8 million, or .45% of average loans. This compares to $69.3 million, or 1.39% of average loans, for the same period in 1998 and $22.2 million, or .44% of average loans, for the second quarter of 1999.

         At September 30, 1999, the allowance for losses on loans was $358.7 million, or 1.72% of loans and 240% of nonperforming loans. Nonperforming assets and loans 90 days or more past due at September 30,

1999 were $262.8 million, or 1.26% of loans and foreclosed properties. This compares to $240.0 million, or 1.23% of loans and foreclosed properties, at September 30, 1998 and $252.5 million, or 1.28% of loans and foreclosed properties, at June 30, 1999.

         Noninterest income, excluding investment securities gains and losses, for the third quarter of 1999 was $124.3 million which compares to $123.1 million for the same period in 1998 and $137.5 million for the second quarter of 1999. Noninterest income for the second quarter of 1999 included gains aggregating $9.7 million related primarily to the sale of certain ARM loans, the sale of the Corporation's corporate trust business, and branch sales.

         Noninterest expense was $266.0 million for the third quarter of 1999 which compares to $343.8 million for the same period in 1998 and $275.0 million for the second quarter of 1999. The third quarter of 1998 included significant merger-related charges. "We are pleased with the trend in our efficiency ratio which improved to 54.4% in the third quarter from 58.5% in the second quarter," said Ben Rawlins.

         Union Planters Corporation ended the quarter with total assets of $33.2 billion, total loans of $21.4 billion, and total deposits of $24.4 billion. Shareholders' equity at September 30, 1999 was $3.0 billion and the shareholders' equity to total assets and leverage ratios were 8.90% and 7.03%, respectively.

         On August 9, 1999, the Corporation's Board of Directors authorized the repurchase of up to 5% of the Corporation's common stock or approximately 7.1 million shares. The purchases are expected to take place over 18 to 24 months in either open market or in privately negotiated transactions. To date, the Corporation has repurchased 1.7 million shares.

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 1,002 ATMs and 881 banking offices in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee, and Texas. Union Planters is one of the 30 largest bank holding companies in the United States. The Corporation's Common Stock is traded on the New York Stock Exchange under the symbol UPC and is included in the S & P 500 Index.

         To the extent that statements in this report relate to the plans, objectives, or future performance of Union Planters, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting Union Planters' business and prospects is contained in the Corporation's periodic filings with the Securities and Exchange Commission.

                                      -O0O-

FOR ADDITIONAL INFORMATION, INCLUDING SUPPLEMENTAL THIRD QUARTER FINANCIAL INFORMATION, VISIT UNION PLANTERS' WEB SITE AT http://www.unionplanters.com OR
CONTACT:

FINANCIAL CONTACT
JACK W. PARKER
EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER
(901) 580-6781

MEDIA CONTACT
BILL ANDREWS
SENIOR VICE PRESIDENT
(901) 580-2892

                     [TWO PAGE FINANCIAL ATTACHMENT FOLLOWS]

                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                          SEPTEMBER 30,                  SEPTEMBER 30,
                                                                      1999           1998            1999             1998
-------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                                       $    328,229    $    302,717    $    935,515     $    913,293
     Taxable-equivalent basis                                          337,832         310,356         964,170          937,822
   Provision for losses on loans                                        20,365          51,222          54,384          127,472
   Noninterest income
     Investment securities gains (losses)                               (1,224)          1,635           1,968          (15,095)
     Other                                                             124,306         123,148         388,084          386,062
   Noninterest expense                                                 265,999         343,836         799,247          837,957
   Earnings before income taxes                                        164,947          32,442         471,936          318,831
   Applicable income taxes                                              55,413          18,292         159,288          120,816
   NET EARNINGS                                                        109,534          14,150         312,648          198,015

   NET EARNINGS APPLICABLE TO COMMON SHARES                            109,101          13,647         311,311          196,411

   CASH EARNINGS (1)                                                   123,475          21,199         347,146          216,904

   CASH OPERATING EARNINGS (2)                                         124,982          95,525         334,066          297,833
-------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
   Net earnings
         - basic                                                  $        .77    $        .10    $       2.19     $       1.42
         - diluted                                                         .76             .10            2.16             1.39
   Cash earnings (1)
         - basic                                                           .86             .15            2.43             1.56
         - diluted                                                         .85             .15            2.40             1.53
   Cash operating earnings (2)
         - basic                                                           .87             .68            2.34             2.14
         - diluted                                                         .86             .67            2.31             2.09

   Cash dividends                                                          .50             .50            1.50             1.50
   Book value                                                                                            20.67            21.34

-------------------------------------------------------------------------------------------------------------------------------
BALANCES AT END OF PERIOD
   Loans, excluding FHA/VA government-insured/guaranteed loans                                    $ 20,827,516     $ 19,554,503
   Allowance for losses on loans                                                                       358,721          361,005
   Nonperforming assets
      Nonaccrual loans                                                                                 147,273          148,246
      Restructured loans                                                                                 2,147            6,414
      Foreclosed properties                                                                             33,185           27,843
   Loans 90 days past due                                                                               80,205           57,515
   FHA/VA government-insured/guaranteed loans                                                          538,398          762,998
      Nonaccrual                                                                                         7,750            9,309
      90 days past due                                                                                 261,681          348,954
   Available for sale investment securities
       Amortized cost                                                                                7,966,492        8,057,815
       Fair value                                                                                    7,845,191        8,194,225
       Unrealized gain (loss), net of taxes                                                            (76,789)          84,935
   Total assets                                                                                     33,154,492       31,618,600
   Total deposits                                                                                   24,391,453       24,211,099
   Total shareholders' equity                                                                        2,951,929        3,032,536
   Total common equity                                                                               2,930,211        3,008,035
   Tier 1 capital                                                                                    2,260,447        2,794,096

                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS ENDED                NINE MONTHS ENDED
                                                             SEPTEMBER 30,                    SEPTEMBER 30,
                                                        1999             1998            1999              1998
---------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
   Loans, excluding FHA/VA government-
      insured/guaranteed loans                      $20,899,579     $19,805,247     $   20,328,484     $   19,590,548
   FHA/VA government-insured/
      guaranteed loans                                  568,222         781,268            621,243          1,025,467
   Investment securities                              7,988,093       7,441,364          8,262,668          6,942,574
   Earning assets                                    29,867,142      28,566,359         29,615,730         28,167,981
   Total assets                                      33,118,981      30,883,821         32,822,086         30,527,327
   Total deposits                                    25,069,745      23,500,639         25,354,556         23,264,035
   Interest-bearing liabilities                      25,144,226      23,678,710         24,799,657         23,403,821
   Demand deposits                                    4,262,360       3,530,530          4,347,165          3,507,533
   Shareholders' equity                               3,020,983       2,964,162          2,992,902          2,920,230
   Common equity                                      2,999,038       2,937,597          2,970,293          2,885,850

---------------------------------------------------------------------------------------------------------------------
OTHER SUPPLEMENTAL INFORMATION
   Net earnings
       Return on average assets                            1.31%            .18%              1.27%               .87%
       Return on average common equity                    14.43            1.84              14.01               9.10
   Cash operating earnings (2)
       Return on average assets                            1.50            1.23               1.36               1.30
       Return on average common equity                    16.48           12.83              14.98              13.72
       Return on average tangible assets                   1.54            1.24               1.39               1.32
       Return on average tangible common equity           24.00           14.22              19.75              15.04
   Allowance for losses on loans to loans (3)                                                 1.72               1.85
   Nonperforming loans to loans (3)                                                            .72                .79
   Nonperforming assets to loans and
       foreclosed properties (3)                                                               .88                .93
   Net charge-offs of loans                         $    23,845     $    69,285     $       60,214     $      105,654
   Net charge-offs as a percentage of
      average loans (3)                                     .45%           1.39%               .40%               .72%
   Common shares outstanding (end of
      period, in thousands)                                                                141,782            140,978
   Weighted average shares outstanding
      (in thousands)
         Basic                                          142,557         140,739            142,464            138,267
         Diluted                                        144,570         142,406            144,680            142,714
   Yield on earning assets (taxable-equivalent
      basis)                                               7.94%           8.21%              7.84%              8.40%
   Rate on interest-bearing liabilities                    4.10            4.71               4.17               4.75
   Interest rate spread (taxable-equivalent
      basis)                                               3.84            3.50               3.67               3.65
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                               4.49            4.31               4.35               4.45
   Shareholders' equity to total assets                                                       8.90               9.59
   Leverage ratio                                                                             7.03               9.16

(1) Earnings before goodwill and other intangibles amortization, net of taxes.
(2) Earnings before goodwill and other intangibles amortization, merger-related charges and other significant items, net of taxes.
(3) Excludes FHA/VA government-insured/guaranteed loans